Fiscal year first quarter net income is $35.4 million

Company Reports

Strong First Quarter

By Steve Hunt, CEO

U.S. Premium Beef’s® (USPB) financial results improved in the first quarter of fiscal year 2011 as compared to the same period in the prior fiscal year. For the quarter, which ended November 27, 2010, USPB recorded net income of $35.4 million compared to net income of $25.5 million in the prior fiscal year, an improvement of approximately $9.9 million. Improved gross margins and lower interest expense were the primary contributors to the year-over-year improvement in net income.

Our sales were higher in the first quarter of fiscal year 2011 due to an increase in the volume of cattle processed and an increase in the average sales price per head. The demand for beef products was stronger in the current fiscal quarter compared to the same period in fiscal year 2010.

We anticipate fed cattle supplies will remain above prior year levels through the winter quarter following active late summer placements and very favorable cattle feeding conditions through the fall. The anticipated greater supplies and heavier weights should contribute to gains in beef production compared to the prior year. Beyond the first calendar quarter of 2011, we expect fed cattle supplies to tighten following placement of cattle with more diverse weights and the continuing calf crop decline.

While the cattle supply may appear concerning, recent beef demand, supported by beef export tonnage near that of pre-BSE levels and encouraging domestic economic conditions, appears positive. Absent significant deterioration in domestic and global economic conditions, we expect cattle and beef prices to remain strong throughout 2011.

USPB’s unique advantage continues to be the superior quality cattle delivered by our producers, which enables our company to generate more value from the cattle we harvest and provides more opportunities in the consumer marketplace. Please call our office if you have questions about USPB ’s financial results.w

USPB Announces

Cash Distribution

U.S. Premium Beef’s Board of Directors authorized a cash distribution for the fourth quarter of tax year 2010. The Class A distribution is $2.24 per Class A unit owned; the Class B distribution is $19.63 per Class B unit owned. This distribution, and those that were made in the months of March, June, and September, 2010, are meant to enable unitholders to pay the tax on their share of U.S. Premium Beef’s taxable income which will be passed through to unitholders on their schedule K-1. w

Quality Grade continues to generate large grid premiums

Quality Pays

By Brian Bertelsen, VP, Field Operations

An analysis of USPB cattle delivered to our Kansas plants during fiscal year 2010 illustrates just how well USPB rewards high Quality grading cattle– even when the Choice/Select spread is narrower than historic averages. As a point of reference, all USPB cattle delivered to our Kansas plants during fiscal year 2010 graded 74.58% Choice and Prime and had a subtotal premium of $25.16 per head. Subtotal premium includes only “grid” premiums and does not include special programs like natural or age and source verification (ASV). Quality grades were record high for USPB and the entire industry during fiscal year 2010. This was a contributing factor that caused Choice/Select spread to be narrower. The data, summarized in the table below, does not include cattle in our natural programs.

As expected, Quality grade premium increased the most dramatically as percent Choice and Prime increased. Comparing the highest to the lowest grading categories, Quality grade premium increased over $46 per head. Although Yield grade discounts increased $10 per head, the subtotal premium increased over $32 per head from the lowest to the highest grading lots. Indeed, quality does pay, even when Choice/Select rewards are lower. And this analysis shows that the only tradeoff was Yield grade discount. Perhaps most importantly, carcass weights were also higher for higher grading cattle.

Percentage of black-hided cattle also increased as Quality grades increased. English breeds continue to excel in marbling. It is interesting to note that within each range of Quality grade listed in the table, there are lots from zero to 100% black in every category. In other words, there

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USPB KS PLANTS BENCHMARK PERFORMANCE DATA

FY 2010	0-40% CH&PR	40-60% CH&PR	60-80% CH&PR	80-100% CH&PR
Head	16,498	115,173	259,571	263,744
Steer, %	66.29	47.19	34.07	42.26
Black-Hided, %	52.84	60.42	71.84	82.89
Live Wt., lb.	1,249	1,250	1,246	1,275
Carcass Wt., lb.	799	802	797	813
Yield, %	64.02	64.15	64.02	63.79
Yield Difference, %	0.55	0.68	0.52	0.33
Prime, %	0.17	0.68	1.70	7.55
Choice & Prime, %	32.22	52.80	70.45	89.46
CAB, %	3.28	8.07	16.41	33.85
BCPR, %	4.14	7.61	11.72	14.37
Ungraded, %	5.58	3.64	2.19	0.88
YG1, %	27.44	18.15	11.37	4.18
YG2, %	47.78	45.76	42.07	32.84
YG3, %	22.21	31.23	39.32	49.95
YG4, %	2.44	4.51	6.69	11.99
YG5, %	0.13	0.35	0.54	1.03
Avg. YG	2.00	2.23	2.43	2.73
Lightweight, %	0.86	0.66	0.54	0.33
Heavyweight, %	2.18	2.27	1.62	2.26
Quality Grade, $/hd.	-10.66	-1.29	12.87	35.82
Yield, $/hd.	12.56	14.88	12.07	8.93
Yield Grade, $/hd.	3.46	0.67	-1.71	-6.70
Out Weight, $/hd.	-3.75	-3.71	-2.74	-3.40
Steer Prem., $/hd.	1.87	1.30	0.93	1.05
Subtotal Prem. $/hd.	3.48	11.85	21.42	35.70

Quality Pays...	continued from page 1	USPB Non-Conditional Unit Trade Report

are some colored cattle that grade extremely well and some black-hided cattle that don’t. Management and environment are also major factors in determining how an animal’s genetic potential is expressed.

Carcass weights were highest for the highest grading cattle. Their live weights were also the highest, however, their yield, or dressing percentage, was the lowest.

Percent Choice and Prime was the sort criteria. Prime percentage increased as well. Value-added brands like Certified Angus Beef® (CAB) and Black Canyon® Premium Reserve (BCPR) also increased significantly. Cattle with the highest Quality grades had over 48% that qualified for additional grid premiums due to these two brands combined. In other words, our grids reward high Quality grading cattle for more than just meeting the Choice grade criteria.

Ungraded percentage declined as Quality grade increased. Ungraded includes the Standard (lowest marbling) grade and also Dark Cutting carcasses. Although not shown in the table on page one, age related discounts such as hard bone and over thirty months also decreased as Quality grade increased.

As expected, Yield grades increased, or became fatter, as Quality grade increased. Marbling is excess calories stored as fat within the meat. Likewise, a major factor in determining Yield grade is external fat. Additional analysis, sorting individual carcasses is shown in the table below. This table does not include natural cattle, dark cutters, hard bones and over thirty month carcasses. It represents about 87% of all the individual USPB cattle delivered to our Kansas plants during fiscal year 2010. Results are grouped by Quality grade and/or branded program.

This data also shows how Yield grade tends to increase as Quality grade increases. It includes the individual factors that determine Yield grade: hot carcass weight (HCW), back fat and ribeye area (REA) in relation to carcass weight which is shown as REA per cwt of hot carcass weight (REA/HCW).

When looking at REA in relation to hot carcass weight, remember that as the animal matures and is fed longer, it gets fatter, which increases the HCW. However, REA growth is slowing so as the animal is fed longer, this ratio tends to

			FY 2011 Trades	Most Recent Trade–01/2011
		# Class A Units w/Del. Rights	550	100
		Avg. Price/Unit	$178.68	$169.00
		# Class B Units	450	200
		Avg. Price/Unit	$397.22	$505.00

Did You Know...

✓Age verified cattle projections are required from feedyards who want to receive USPB’s $35 per head ASV premium, which is set through May 2011, as long as export trade with Japan is open and National Beef® is approved for that trade. Market rates will be used after May 2011. Please call our office at 866-877-2525 when you place ASV cattle on feed.

✓USPB will exhibit at the National Cattlemen’s Beef Association (NCBA) convention in Denver, CO, February 2-5. We will be serving a Korean style barbecue, Yakiniku, during the opening session on Wednesday. Stop by our booth if you attend NCBA.w naturally decrease.

The bottom line is that this shows high grading cattle tend to be not only fatter, but also have less REA in relation to their HCW. Both factors increases Yield grade. However, with this increase in Yield grade comes increased Quality grade and Quality grade pays.

Another note about the data in the table below, the BCPR brand does not have a restriction for maximum HCW. Therefore, the average HCW is highest, in part, because of high marbling carcasses that are over 1,000 pounds which are excluded from the CAB brand, due to a maximum HCW of 1,000 pounds, but can still qualify for BCPR.

The prices per cwt and per head are averages of the actual values listed on the grade detail reports. Therefore, there is some influence by ASV premiums and excess freight. However, this data certainly shows that quality pays. w

USPB Kansas Plants–Individual Carcass Data

Quality Grade	Head	HCW	Avg. YG	Back Fat, in.	REA	REA/ HCW	YG 1 &2, %	YG 3, %	YG 4&5, %	Light Wt., %	Heavy Wt., %	Ave. $/cwt.	Avg. $/hd.
Prime	23,406	820	3.06	0.57	12.68	1.56	19.55	56.14	24.31	0.31	2.52	156.11	1,278
CH, CAB	133,000	812	2.80	0.52	12.99	1.61	30.16	57.71	12.13	0.16	0.00	146.78	1,191
CH, BCPR	72,312	822	2.69	0.51	13.39	1.64	39.92	47.29	12.79	0.35	5.38	144.55	1,186
CH only	217,685	805	2.50	0.47	13.49	1.68	51.14	40.82	8.04	0.51	1.67	142.74	1,149
SE	144,035	787	2.02	0.38	14.05	1.80	75.32	22.10	2.58	1.13	1.11	138.06	1,086
UG	3,479	760	1.94	0.34	13.92	1.85	72.75	23.54	3.71	5.17	0.78	132.20	1,005